Exhibit 4.32

US$130,000,000 Secured Loan Agreement

Dated March 28, 2014

(1)	Wilpride L.L.C.
(as Borrower)

(2)	Nordea Bank Finland plc, New York Branch
and others
(as Lenders)

(3)	Nordea Bank Finland plc, New York Branch
and others
(as Mandated Lead Arrangers)

(4)	Nordea Bank Finland plc, New York Branch
(as Bookrunner)

(5)	Nordea Bank Finland plc, New York Branch
and others
(as Swap Providers)

(6)	Nordea Bank Finland plc, New York Branch
(as Agent)

Contents

		Page

1	Definitions and Interpretation	1

2	The Loan and its Purposes	19

3	Conditions of Utilisation	19

4	Advance	20

5	Repayment	21

6	Prepayment	21

7	Interest	23

8	Indemnities	25

9	Fees	31

10	Security and Application of Moneys	31

11	Representations and Warranties	33

12	Undertakings and Covenants	38

13	Events of Default	44

14	Assignment and Sub-Participation	49

15	The Agent and the Lenders	51

16	Set-Off	63

17	Payments	64

18	Notices	66

19	Partial Invalidity	68

20	Remedies and Waivers	68

21	Miscellaneous	68

22	Confidentiality	69

23	Law and Jurisdiction	72

Schedule 1	Part I The Lenders and the Commitments	73
	Part II The Swap Providers	75

Schedule 2	Conditions Precedent and Subsequent	76

Schedule 3	Form of Drawdown Notice	83

Schedule 4	Form of Transfer Certificate	84

Loan Agreement

Dated                                 2014

Between:

(1)

Wilpride L.L.C., a limited liability company formed under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands, MH96960 (the “Borrower”); and

(2)	The banks listed in Schedule 1, Part I, each acting through its office at the address indicated against its name in Schedule 1, Part I (together the “Lenders” and each a “Lender”); and

(3)

Nordea Bank Finland plc, New York Branch, acting through its office at 437 Madison Avenue, New York, NY 10022, United States of America acting as agent and security trustee (in that capacity the “Agent”); and

(4)

Nordea Bank Finland plc, New York Branch, acting through its office at 437 Madison Avenue, New York, NY 10022, United States of America, Scotiabank Europe plc, acting through its office at 201 Bishopsgate, 6th Floor, London EC2M 3NS, United Kingdom and Commonwealth Bank of Australia, London Branch, acting through its office at Level 3, Senator House, 85 Victoria Street, London EC4V 4HA, United Kingdom acting as mandated lead arrangers (in that capacity each an “MLA” and together the “MLAs”); and

(5)	The banks listed in Schedule 1, Part II, each acting through its office at the address indicated against its name in Schedule 1, Part II (together the “Swap Providers” and each a “Swap Provider”).

Whereas:

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, a term loan facility of one hundred and thirty million Dollars (US$130,000,000)) to assist the Borrower to finance in part the purchase price of the Vessel.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt originations of A+ or higher by Standard & Poor’s Ranking Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investors Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Account Holder” means Nordea Bank Finland plc, New York Branch acting through its branch at 437 Madison Avenue, New York NY 10022, United States of America or any other bank or financial institution which at any time, with the Lenders’ prior written consent (such consent not to be unreasonably withheld or delayed), holds the Earnings Account, in its capacity as account bank.

“Account Security Deed” means the account security deed referred to in Clause 10.1.6.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Approved Broker” means RS Platou ASA, MJLF & Associates, Clarksons plc, Braemar Seascope Limited and Fearnleys AS or such other reputable and independent consultancy or ship broker firm approved by the Agent (such approval not to be unreasonably withheld or delayed).

“Approved Manager” means (i) the Bareboat Charterer, (ii) an Affiliate of the Bareboat Charterer, TGP or Teekay and (iii) any other entity approved by the Majority Lenders, acting reasonably.

“Assignment” means the deed or deeds of assignment from the Borrower and the Bareboat Charterer referred to in Clause 10.1.4.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Balloon Amount” means (i) the amount of ninety five million three hundred and thirty three thousand three hundred and twenty eight Dollars (US$95,333,328) or (ii) such lower amount as set out in Clause 5.2, to be paid on the Maturity Date or on any other date when the Balloon Amount is repayable pursuant to this Agreement.

“Bareboat Charter” means the bareboat charter dated 1 October 2013 (as amended and/or extended from time to time) on the terms and subject to the conditions of which the Borrower will bareboat charter the Vessel to the Bareboat Charterer.

“Bareboat Charter Guarantee” means the guarantee dated 1 October 2013 under which the Bareboat Charter Guarantor guaranteed all of the obligations of the Bareboat Charterer under the Bareboat Charter.

“Bareboat Charter Guarantor” means Awilco LNG ASA of P.O. Box 1583 Vika, NO-0118 Oslo, Norway, a company incorporated under the laws of Norway with company number 996564894.

“Bareboat Charterer” means Awilco LNG 5 AS of P.O. Box 1583 Vika, NO-0118 Oslo, Norway, a company incorporated under the laws of Norway with company number 996115964.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London, Sydney and Oslo.

“Change of Control” means:

(a)	in respect of TGP:

(i)	(where all management powers over the business and affairs of TGP are vested exclusively in its general partner),

(A)	Teekay GP LLC ceases to be the general partner of TGP; and

(B)	Teekay ceases to own, directly or indirectly, a minimum of 50 per cent (50%) of the voting rights in Teekay GP LLC; or

(ii)

(where all management powers over the business and affairs of TGP become vested exclusively in the board of directors of TGP), Teekay ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; and

(b)

in respect of any other Security Party, there is a change in the legal or beneficial ownership of any such company from that advised to the Agent at the date of this Agreement without the Agent’s prior written consent (acting on the instructions of the Majority Lenders).

“Charged Property” means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means, in relation to a Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1, Part I and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to Clause 9.

“Confidential Information” means all information relating to any Security Party, any other member of the Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party, any other member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, any other member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 22; or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party, any other member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party or any other member of the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“Confirmation” in relation to any Transaction, has the meaning given in the Master Agreements.

“Credit Support Document” means any document described as such in a Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than the Borrower) described as such in a Master Agreement.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deed of Covenants” means the deed of covenants referred to in Clause 10.1.3.

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Drawdown Date in accordance with Clause 3.3; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel under or pursuant to the Bareboat Charter, or any Other Charter (if applicable) including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Earnings Account” means the bank account to be opened in the name of the Borrower with the Account Holder and designated “Wilpride LLC – Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Affiliate” means an agent or employee of the Borrower (but excluding the Bareboat Charterer, the Bareboat Charter Guarantor and any Approved Manager which is an Affiliate of the Bareboat Charterer) or a person in a contractual relationship with the Borrower (but excluding the Bareboat Charterer, the Bareboat Charter Guarantor and any Approved Manager which is an Affiliate of the Bareboat Charterer) in respect of the Vessel (including without limitation, the operation of or the carriage of cargo of the Vessel).

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of the Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Facility” means the secured term loan facility made available by the Lenders to the Borrower pursuant to this Agreement.

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility Period” means the period beginning on the Execution Date and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement setting out any of the fees referred to in Clause 9.

“Final Availability Date” means 3 April 2014 or such later date as all the Lenders may agree with the Borrower.

“Finance Documents” means this Agreement, the Master Agreements, the Security Documents, the Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the MLAs the Bookrunner, the Swap Providers and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share to the extent such shares can be redeemed before the Maturity Date;

(e)	any finance or capital lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means TGP and each of its Subsidiaries.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.1.

“Guarantor” means TGP and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Agent on their behalf a guarantee and/or indemnity of the repayment of all or part of the Indebtedness.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (i); or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the payment of interest selected by the Borrower or agreed by the Agent pursuant to Clause 7.

“Interpolated Screen Rate” means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period,

each as of 11.00 a.m. London time on the Quotation Day.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available; or

(ii)	no Screen Rate is available for any Interest Period and it is not possible to calculate an Interpolated Screen Rate;

the Reference Bank Rate,

as of, in case of paragraphs (a) and (b) above, 11.00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period equal in length to the relevant Interest Period, provided that if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate equal to or greater than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Management Agreement” means any agreement(s) for the commercial and/or technical management of the Vessel entered into between (i) the Borrower and/or the Bareboat Charterer and (ii) any Approved Manager.

“Manager’s Confirmation” means a written confirmation (in form and substance acceptable to the Majority Lenders) from an Approved Manager of the Vessel (which is not an Affiliate of Teekay or TGP) that throughout the Facility Period it will not, without the prior written consent of the Agent, sub-contract or delegate the commercial and/or technical management of the Vessel to any third party that is not Teekay or the Bareboat Charterer or an Affiliate of Teekay or the Bareboat Charterer.

“Margin” means two point seven five per cent (2.75%) per annum.

“Master Agreements” means each ISDA Master Agreement (on the form of the 2002 version, as amended and supplemented from time to time by the schedules thereto) entered into between a Swap Provider and the Borrower to hedge any exposure arising under this Agreement during the Facility Period including each Schedule to such Master Agreement and each Confirmation exchanged pursuant to such Master Agreement.

“Master Agreement Benefits” means all benefits whatsoever of the Borrower under or in connection with the Master Agreements including, without limitation, all moneys payable to the Borrower under such Master Agreements and all claims for damages in respect of any breach by any Swap Provider of such Master Agreements.

“Master Agreements Charge” means the master agreements deed of charge referred to in Clause 10.1.2.

“Master Agreement Liabilities” means at any relevant time all liabilities of the Borrower to the Swap Providers under or pursuant to the Master Agreements or any Transaction, whether actual or contingent, present or future.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Relevant Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Relevant Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Relevant Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Group taken as a whole and (y) the ability of the Borrower and the Security Parties to perform each of their obligations under the Finance Documents.

“Maturity Date” means (i) the earlier of (a) the date falling four (4) years after the Drawdown Date and (b) 3 April 2018 or (ii) such later date as provided for in Clause 5.2 or Clause 5.3.

“Maximum Amount” means one hundred and thirty million Dollars (US$130,000,000).

“Mortgage” means the statutory mortgage referred to in Clause 10.1.3 together with the Deed of Covenants.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Relevant Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Relevant Documents to which it is party; and

(c)	carry on its business from time to time.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended December 2012.

“Other Charter” means any charter or other contract of employment relating to the Vessel (but, for the avoidance of doubt, excluding the Bareboat Charter) which is for a period in excess of twelve (12) months and entered into between the Borrower and any other charterer (reasonably acceptable to the Lenders) on arm’s length terms and which is in replacement of the Bareboat Charter in the event that the Bareboat Charter is terminated.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii) any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading and/or operating the Vessel and up to an aggregate amount at any time not exceeding ten million Dollars (US$10,000,000).

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	incurred under this Agreement; or

(b)	owed to other members of the Group on a subordinated and unsecured basis; or

(c)	such other Financial Indebtedness which has the prior written approval of the Agent acting on the instructions of the Majority Lenders.

“Pledgor” means Teekay LNG Holdco L.L.C., a limited liability company formed under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960.

“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, America Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas or such other classification society approved by the Majority Lenders, acting reasonably.

“Pre-Approved Flag” means Marshall Islands, Norwegian International Ship Registry, Panama, Bahamas or Singapore.

“Project Agreements” means the Bareboat Charter, the Bareboat Charter Guarantee and the Management Agreements (if any), each as amended from time to time.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the date of this Agreement the percentage indicated against the name of that Lender in Schedule 1, Part I.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum required or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) Business Days (in New York) before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, the principal London offices of each of the MLAs or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which each of the relevant Reference Banks would borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents and the Project Agreements.

“Relevant Interbank Market” means the London interbank market.

“Repayment Date” means the day for payment of any Repayment Instalment in accordance with Clause 5.1.

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 or Clause 5.2.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower and/or the Bareboat Charterer as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the Norwegian Government, (ii) the United States Government, (iii) the United Nations, (iv) the European Union and the (v) the United Kingdom, and with regard to (i) - (v) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”); (together “the Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union or the United Nations.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security Documents” means the Mortgage, the Deed of Covenants, the Assignment, the Guarantee, the Account Security Deed, the Share Pledge, any Manager’s Confirmation, the Master Agreements Charge or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness, and “Security Document” means any one of them.

“Security Parties” means at any relevant time, the Borrower, the Guarantor, the Pledgor, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness but, for the avoidance of doubt, excluding the Bareboat Charterer, the Bareboat Charter Guarantor and any Approved Manager that is not an Affiliate of Teekay or TGP, and “Security Party” means any one of them.

“Share Pledge” means the pledge of membership interests referred to in Clause 10.1.5.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Subsidiary” means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Teekay” means Teekay Corporation, a company incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960.

“TGP” means Teekay LNG Partners L.P., a limited partnership formed under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government, unless the Vessel is released and returned to the possession of the Borrower within 90 days after the capture, seizure, arrest, detention or confiscation in question.

“Transaction” means a transaction entered into between a Swap Provider and the Borrower governed by a Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the Transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Agent from Clause 10.1; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Agent.

“US Tax Obligor” means:

(a)	the Borrower, if it is a resident for tax purposes in the United States of America;

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Valuation” means the written valuation of the Vessel expressed in Dollars prepared by one of the Approved Brokers. Such valuation shall be prepared without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without the benefit of any charterparty or other agreement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vessel” means the LNG tanker “WILPRIDE” registered under the flag of the Norwegian International Ship Register in the ownership of the Borrower, and everything now or in the future belonging to her on board and ashore.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time;

1.2.10	words and expressions defined in the Master Agreements unless the context otherwise requires, have the same meaning;

1.2.11

a “person” includes any individual firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

1.2.12

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their respective representatives prior to the date of this Agreement.

2	The Loan and its Purposes

2.1	Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrower its Commitment of a term loan in an aggregate amount not exceeding the Maximum Amount.

2.2

Finance Parties’ obligations    The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purposes The Borrower shall apply the Loan for the purposes referred to in the Recital.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1

Conditions precedent to Execution Date    The Borrower undertakes to deliver or cause to be delivered to the Agent on or before the Execution Date all of the documents and other evidence listed in Part I of Schedule 2 in form and substance satisfactory to the Agent.

3.2	Further conditions precedent to signing The Finance Parties shall only sign this Agreement if on the date of the proposed Execution Date:

3.2.1	since 31 December 2012, no Material Adverse Effect has occurred; and

3.2.2	the representations made by the Borrower under Clause 11 (other than those in Clauses 11.2, 11.7 and 11.19) are true in all material respects.

3.3

Conditions precedent to Drawdown Date    The Borrower is not entitled to have the Loan advanced unless the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 on or before the Final Availability Date.

3.4	Further conditions precedent to Drawdown Date The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.4.1	since 31 December 2012, no Material Adverse Effect has occurred;

3.4.2	no Default is continuing unremedied and unwaived or would result from the advance of the Loan; and

3.4.3	the representations made by the Borrower under Clause 11 are true in all material respects.

3.5	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Final Availability Date.

3.6

Conditions subsequent    The Borrower undertakes to deliver or to cause to be delivered to the Agent within thirty (30) days of the Drawdown Date or such later date as may be agreed by the Lenders the additional documents and other evidence listed in Part III of Schedule 2.

3.7

No Waiver    If the Lenders in their sole discretion agree to advance the Loan or any part thereof to the Borrower before all of the documents and evidence required by Clause 3.3 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, except to the extent expressly waived by the Agent in writing.

The advance of the Loan under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1 and Clause 3.3.

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.8.1	be in form and substance reasonably acceptable to the Agent; and

3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1

Drawdown Request    The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Final Availability Date, by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. Any such Drawdown Notice shall be signed by an authorised signatory (including any Attorney-in-Fact) of the Borrower and, once delivered, is irrevocable.

4.2

Lenders’ participation    Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each Lender shall advance its Commitment to the Borrower through the Agent on the Drawdown Date.

5	Repayment

5.1

Repayment of Loan    Subject to Clauses 5.2 and 5.3, the Borrower agrees to repay the Loan to the Agent for the account of the Lenders by sixteen (16) consecutive quarterly instalments each in the sum of two million one hundred and sixty six thousand six hundred and sixty seven Dollars ($2,166,667) together with the Balloon Amount. The first such instalment shall fall due on the date which is three calendar months after the Drawdown Date and subsequent instalments shall fall due at consecutive intervals of three calendar months thereafter with the Final Repayment Instalment falling due no later than the Maturity Date. The Balloon Amount, and any other amounts then outstanding, shall be payable simultaneously with the final Repayment Instalment.

5.2

Subject to Clause 5.3, in the event that the initial period of the Bareboat Charter is extended by twelve (12) months (in accordance with clause 3 of the Additional Clauses to the Bareboat Charter and provided that such extension is agreed between the Borrower and the Bareboat Charterer and notified to the Agent no less than six (6) months prior to the initial period of the Bareboat Charterer expiring), the Borrower shall have the option to extend the Maturity Date to the earlier of (a) the final day of the period of the Bareboat Charter (as extended) and (b) 3 June 2019. Should the Borrower exercise such option, the repayment provisions contained in Clause 5.1 shall be amended as follows: (i) the number of Repayment Instalments shall be increased from sixteen (16) to twenty (20) (each in the sum of two million one hundred and sixty six thousand six hundred and sixty seven Dollars ($2,166,667) and (ii) the Balloon Amount shall be decreased from ninety five million three hundred and thirty three thousand, three hundred and twenty eight Dollars ($95,333,328) to eighty six million, six hundred and sixty six thousand six hundred and sixty Dollars ($86,666,660). In all other respects, the repayment provisions contained in Clause 5.1 shall remain unamended.

5.3

Notwithstanding Clauses 5.1 and 5.2, the Borrower shall have the option to defer the Repayment Date of the final Repayment Instalment and the relevant Balloon Amount by an additional period of up to sixty (60) days provided that the Bareboat Charter remains valid and in full force and effect during such additional period.

5.4

Reduction of Repayment Instalments    If the aggregate amount advanced to the Borrower is less than the Maximum Amount, the amount of each Repayment Instalment and the relevant Balloon Amount shall be reduced pro rata to the amount actually advanced.

5.5	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1

Illegality    If it becomes unlawful in any applicable jurisdiction (other than by reason of Sanctions) for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3

the Borrower shall repay that Lender’s Commitment (to the extent already advanced) on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments and the relevant Balloon Amount shall be reduced pro rata. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment in the Facility.

6.2

Voluntary prepayment of Loan    The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by an amount which is an integral multiple of one million Dollars ($1,000,000)) subject as follows:

6.2.1	it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; and

6.2.2	any prepayment under this Clause 6.2 shall be applied in inverse order of maturity against the outstanding Repayment Instalments and the Balloon Amount.

6.3

Restrictions    Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

6.4

Sale of Vessel    In the event of a sale or disposal of the Vessel, the Borrower shall, on the date of the sale or disposal, prepay the Loan in full. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepaid amount if the date of such prepayment is not the final day of an Interest Period, and to unwind any Transaction if and to the extent that it relates to the prepaid amount.

6.5	Total Loss In the event that the Vessel becomes a Total Loss:

6.5.1

the Borrower shall, on the earlier to occur of (x) the date on which the Borrower receives the proceeds of such Total Loss and (y) the one hundred and eightieth day after the date of such Total Loss occurring, prepay the Loan in full together with accrued interest and, subject to any Break Costs, without premium or penalty provided always that if such date is not the final day of an Interest Period, the Borrower may instead place the relevant sum in an account with the Security Agent, charged to the Security Agent in a manner reasonably acceptable to the Lenders, with an irrevocable instruction to the Security Agent to apply such sum in prepayment of the Loan on the final day of such Interest Period; and

6.5.2	the Loan (if not yet drawn) will not be advanced after the occurrence of a Total Loss; and

6.5.3	the Borrower shall, at the same time that any prepayment is made under 6.5.1 above, unwind any Transaction if and to the extent it relates to the prepaid amount.

7	Interest

7.1

Interest Periods    The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three or six months’ duration, as selected by the Borrower by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2

Beginning and end of Interest Periods    The first Interest Period shall begin on the Drawdown Date and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3

Interest Periods to meet Repayment Date    If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for that part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4

Non-Business Days    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.6

Failure to select Interest Period    If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable shall be based on an Interest Period of three (3) months.

7.7

Accrual and payment of interest    Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8

Default interest    If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9

Absence of quotations    Subject to Clause 7.10, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.10

Market disruption    If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

7.10.1	the Margin; and

7.10.2

the rate notified to the Agent by that Lender as soon as practicable, and in any event by close of business on the date falling 10 Business Days after the Quotation Day (or, if earlier, on the date falling 10 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

In this Agreement “Market Disruption Event” means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50 per cent of the Loan) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

7.11	Alternative basis of interest or funding

7.11.1

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

7.11.2	Any alternative basis agreed pursuant to Clause 7.11.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

7.11.3

If an alternative basis is not agreed pursuant to Clause 7.11.1, the relevant Lender shall cease to be obliged to advance its Commitment, but, if it has already been advanced, the Borrower will immediately prepay the relevant Commitment, together with accrued interest (calculated in accordance with Clause 7.10) and Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

7.12

Determinations conclusive    The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

7.13

Master Agreements    The Borrower shall execute the Master Agreements with the Swap Providers on or about the date of this Agreement. Execution of the Master Agreements does not commit the Swap Providers to conclude any Transactions, or even to offer terms of doing so, but does provide a contractual framework within which Transactions may be concluded and secured, assuming that the Swap Providers are willing to conclude a Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time. The Borrower shall promptly notify the Agent of any Transactions that are concluded and secured under the Security Documents and provide the Agent with a copy of the terms governing the same.

8	Indemnities

8.1

Transaction expenses    The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and VAT or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1

the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

8.2

Funding costs    The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, the Loan is not advanced to the Borrower after the Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3

Break Costs    The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party with any member of the Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4

Currency indemnity    In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Other Indemnities

8.5.1

The Borrower shall (or shall procure that a Security Party will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability reasonably incurred by it as a result of:

(a)	a failure by a Security Party to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 15.22;

(b)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

8.6	Increased costs

8.6.1

Subject to Clause 8.8, the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (including the implementation or application of or compliance with Basel III (whether such implementation, application or compliance is by any central or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)).

8.6.2	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

8.7	Increased cost claims

8.7.1	A Finance Party intending to make a claim pursuant to Clause 8.6 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

8.7.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

For the purposes of Clause 8.6:

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

“holding company” means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.8	Exceptions to increased costs Clause 8.6 does not apply to the extent any Increased Costs is:

8.8.1	compensated for by a payment made under Clause 8.11; or

8.8.2	compensated for by a payment made under Clause 17.3; or

8.8.3	attributable to a FATCA Deduction required to be made by a Party; or

8.8.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation; or

8.8.5

attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement

(but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the relevant Finance Party or any holding company of the relevant Finance Party).

8.9

Events of Default    The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.10

Enforcement costs    The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being a lender to the Borrower. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

8.11	Taxes

8.11.1

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

8.11.2	Clause 8.11.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.3; or

(c)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

8.11.3

A Protected Party making, or intending to make a claim under paragraph 8.11.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

8.11.4	A Protected Party shall, on receiving a payment from a Security Party under this Clause 8.11, notify the Agent.

8.12	VAT

8.12.1

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

8.12.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

8.12.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.12.4

Any reference in this Clause 8.12 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

8.13	FATCA Information

The provisions in this Clause 8.13 shall apply after the FATCA Application Date.

8.13.1	Subject to clause 8.13.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

8.13.2

If a Party confirms to another Party pursuant to clause 8.13.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

8.13.3	Clause 8.13.1 above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

8.13.4

If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 8.13.1 above (including, for the avoidance of doubt, where clause 8.13.3 above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)

if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.14	FATCA Deduction

8.14.1

Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

8.14.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

9	Fees

9.1

Commitment fee    The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at a per annum rate of forty per cent (40%) of the Margin on the daily undrawn and uncancelled amount of the Maximum Amount for the Facility from time to time for the period beginning on the Execution Date until the earlier of the Drawdown Date and the Final Availability Date. The accrued Commitment Fee is payable quarterly in arrears and on the Final Availability Date or the Drawdown Date, whichever is the earlier.

9.2	Arrangement fee The Borrower shall pay to the Agent an arrangement fee in the amount and at the times agreed in the Fee Letter.

10	Security and Application of Moneys

10.1

Security Documents    As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent at the relevant time, the following documents in such forms and containing such terms and conditions as the Agent shall require:

10.1.1	an unconditional and irrevocable on demand guarantee and indemnity from the Guarantor;

10.1.2	a first priority deed of charge over the Master Agreement Benefits;

10.1.3	a first priority statutory mortgage over the Vessel together with a collateral deed of covenants;

10.1.4

a first priority deed or deeds of assignment from the Borrower and the Bareboat Charterer of the Insurances and the Requisition Compensation of the Vessel and, in the case of the Borrower only, the Earnings, the Bareboat Charter, any Other Charter and the Bareboat Charter Guarantee and including (in the case of the Bareboat Charterer) an agreement whereby its interests under the Bareboat Charter are subordinated to the interests of the Finance Parties under the Mortgage subject to certain rights of quiet enjoyment as between the Agent and the Bareboat Charterer;

10.1.5	a first priority charge over all the membership interests in the Borrower;

10.1.6	a first priority deed of charge over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account; and

10.1.7	at any time when any Approved Manager is not an Affiliate of Teekay or TGP, a Manager’s Confirmation.

10.2

Earnings Account    The Borrower shall maintain the Earnings Account with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited without delay or deductions to the Earnings Account.

10.4	Withdrawals from Earnings Account During the Facility Period the Borrower may freely withdraw any sum standing to the credit of the Earnings Account except as restricted by this Clause 10.

10.5

Relocation of Accounts    At any time following the occurrence and during the continuation of an Event of Default which is unremedied or unwaived, the Agent may without the consent of the Borrower block or relocate the Earnings Account to any other branch of the Agent, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.6

Application after acceleration    From and after the giving of notice to the Borrower by the Agent under Clause 13.2, the Borrower shall procure that all sums from time to time standing to the credit of the Earnings Account are immediately transferred to the Agent for application in accordance with Clause 10.7 and the Borrower irrevocably authorises the Agent to make those transfers.

10.7

General application of moneys    Whilst an Event of Default is continuing unremedied and unwaived the Borrower irrevocably authorises the Agent to apply all sums which it may receive under or in connection with any Security Documents, in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:

(a)	first in payment of all outstanding fees and expenses of the Agent;

(b)	secondly in or towards payment of all outstanding interest hereunder;

(c)	thirdly in or towards payment of all outstanding principal hereunder;

(d)	fourthly in or towards payment of all other Indebtedness that has fallen due in accordance with the terms of this Agreement;

(e)	fifthly in or towards payment of all sums that have fallen due in accordance with the terms of the Master Agreements on a pro rata basis; and

(f)	sixthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

10.8

Additional security    If at any time following (i) the termination of the Bareboat Charter during its initial charter period (prior to its extension in accordance with clause 3 of the Additional Clauses to the Bareboat Charter) and (ii) the Borrower’s failure within twelve (12) months of such termination to enter into any Other Charter with the Bareboat Charterer or any other charterer (reasonably acceptable to the Lenders), the aggregate of the market value of the Vessel (such market value to be conclusively determined by taking the average of two (2) Valuations of the Vessel obtained from two (2) Approved Brokers (one appointed by the Agent and one appointed by the Borrower)) and the value of any additional security determined by the Agent acting reasonably for the time being provided to the Agent under this Clause 10.8 is less than one hundred and twenty five per cent (125%) of the amount of the Loan then outstanding, the Borrower shall, within thirty (30) days of the Agent’s request, at the Borrower’s option:

10.8.1	pay to the Agent or to its nominee a cash deposit in Dollars in the amount of the shortfall to be secured in favour of the Agent as additional security for the payment of the Indebtedness; or

10.8.2	give to the Agent other additional security in amount and form acceptable to the Agent in its discretion; or

10.8.3	prepay the Loan in the amount of the shortfall.

Clauses 5.5, 6.2 and 6.3 shall apply, mutatis mutandis, to any prepayment made under this Clause 10.8 and the value of any additional security provided shall be determined as stated above.

The assessment as to any requirement of the Borrower to provide additional security under this Clause 10.8 shall be determined at the Lenders’ option no earlier than twelve (12) months after the termination of the Bareboat Charter during its initial charter period and thereafter no more than once during each three (3) month period. The Borrower shall bear the cost of (i) two sets of Valuations obtained by the Agent pursuant to this Clause 10.8 during each twelve (12) month period throughout the Facility Period and (ii) following the occurrence of an Event of Default which is continuing unremedied and unwaived, any other Valuations obtained by the Agent, on such other occasions as the Agent may request (acting on the instructions of the Majority Lenders).

11	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of the Drawdown Notice, at the Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.7 shall only be made on the Execution Date and the Drawdown Date and the representations and warranties at Clause 11.2 and Clause 11.19 shall only be made on the Execution Date):

11.1

Status and Due Authorisation    Each of the Security Parties is a corporation or limited partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2

No Deductions or Withholding    Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3

Claims Pari Passu    Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4

No Immunity    In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5

Governing Law and Judgments    In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6

Validity and Admissibility in Evidence    As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7

No Filing or Stamp Taxes    Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8

Binding Obligations    The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Security Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9

No misleading information    To the best of its knowledge, any factual information provided by any Security Party to any Finance Party in connection with the Loan was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.10

No Winding-up    None of the Security Parties has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Security Party for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole.

11.11	Solvency

11.11.1	None of the Security Parties nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.11.2

None of the Security Parties by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.11.3

The value of the assets of each Security Party and the Group taken as a whole is not less than the liabilities of such entity or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.11.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party.

11.12	No Material Defaults

11.12.1

Without prejudice to Clause 11.12.2, none of the Security Parties are in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole.

11.12.2	No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan or any part thereof.

11.13

No Material Proceedings    No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole has been started or is reasonably likely to be started.

11.14

No Obligation to Create Security    The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Security Party to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.15

No Breach    The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.16

Security    Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.17

Necessary Authorisations    The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.18

No Money Laundering    Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Finance Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.19

Disclosure of material facts    The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.20	No breach of laws

11.20.1	None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

11.20.2	No labour disputes are current or (to the best of the Borrower’s knowledge and belief) threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

11.21	Environmental laws

11.21.1

Each member of the Group is in compliance with Clause 12.1.6 and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

11.21.2

No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

11.22	Use of Facility The Facility will be used for the purposes specified in the Recital.

11.23	Taxation

11.23.1

The Borrower is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax of $1,000,000 (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

11.23.2

No claims or investigations are being made or conducted against the Borrower with respect to Taxes such that a liability of, or claim against, the Borrower of $1,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

11.23.3	As far as the Borrower is aware, each of the Security Parties (other than the Guarantor and the Pledgor) is resident for Tax purposes only in the jurisdiction of its incorporation.

11.24	Shares

The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

11.25	Structure Chart

11.25.1

the Structure Chart delivered or to be delivered to the Agent pursuant to Part II of Schedule 2 is, so far as the Borrower is aware, true, complete and accurate in all material respects and shows the following information:

(a)

each relevant member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment and (other than in the case of the Guarantor) a list of shareholders; and

(b)	all minority interests in any member of the Borrower and any person in which the Borrower holds shares in its issued share capital or equivalent ownership interest of such person.

11.25.2

All necessary loans, transfers, share exchanges and other material steps resulting in the final structure as set out in the Structure Chart have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

11.26	FATCA None of the Security Parties is a FATCA FFI or US Tax Obligor.

11.27	Sanctions

No Security Party, nor any Affiliate of any Security Party, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf:

11.27.1	is a Restricted Party; or

11.27.2	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by an Sanctions Authority.

11.28	Representations Limited The representation and warranties of the Borrower in this Clause 11 are subject to:

11.28.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.28.2

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.28.3	the time barring of claims under any applicable limitation acts;

11.28.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.28.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	General Undertakings

12.1.1

Maintenance of Legal Validity    The Borrower shall, and shall procure that each of the other Security Parties shall, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Security Documents in its jurisdiction of incorporation, formation or organisation and all other applicable jurisdictions.

12.1.2

Notification of Default    The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.3

Claims Pari Passu    The Borrower shall, and shall procure that each of the other Security Parties shall, ensure that at all times the claims of the Finance Parties against it under the Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.4	Information: miscellaneous The Borrower shall, and shall procure that each of the other Security Parties shall, supply to the Agent:

(a)

promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, pending or, provided they are material, threatened against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)

promptly, details of any capture, seizure, arrest, confiscation or detention of, or act of piracy relating to, the Vessel which remains in existence, or has not been resolved, five (5) Business Days after the initial capture, seizure, arrest, confiscation or detention or act of piracy; and

(c)	promptly, such information regarding the financial condition, business and operations of any Security Party and the operation of the Vessel as the Agent may reasonably request.

12.1.5

Necessary Authorisations    Without prejudice to Clause 12.1.6 or any other specific provision of the Security Documents relating to an Authorisation, the Borrower shall, and shall procure that each of the other Security Parties shall, (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same has, or is reasonably likely to have, a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.6

Compliance with Applicable Laws    The Borrower shall, and shall procure that each of the other Security Parties shall, comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Sanctions to which Clause 12.1.7 applies, and anti-corruption laws to which Clause 12.1.8 applies) if a failure to do the same may have a Material Adverse Effect.

12.1.7	Sanctions

(a)

The Borrower shall, and shall procure that each of the other Security Parties shall, ensure that no part of the proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise make available:

(i)	to fund any trade, business or other activity involving any Restricted Party;

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)

in any other manner that would reasonably be expected to result in (i) the occurrence of an Event of Default under Clause 13.1.32, or (ii) any Party (other than the Security Parties) or any Affiliate of such party or any other person being party to or which benefits from any Finance Document being in breach of any Sanction (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	Each Security Party shall ensure that its assets, the assets subject to Security Documents or the Vessel shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)

in any trade which is prohibited under applicable Sanctions or which could expose any Security Party, its assets, any asset subject to the Security Documents, the Vessel, any Finance Party or any other person being party to or which benefits from any Finance Document, the Bareboat Charterer, any Approved Manager or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)

Each Security Party shall ensure that the Vessel shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

12.1.8

Anti-corruption laws    The Borrower shall, and shall procure that each of the Security Parties shall, conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to prove and achieve compliance with such laws.

12.1.9	Environmental compliance

The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(d)	ensure that the Vessel, if applicable, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner.

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.1.10	Environmental claims

The Borrower shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of that Group, has or is reasonably likely to have a Material Adverse Effect.

12.1.11	Taxation

(a)	The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

12.1.12

Loans and Guarantees    The Borrower shall not make any loan nor enter into any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other party except for the Loan, investments relating to any maintenance or repair under or pursuant to the Bareboat Charter, unsecured Financial Indebtedness subordinated to the Loan, loans or guarantees made in the ordinary course of business and, provided that no Event of Default has occurred which is continuing unremedied or unwaived, loans or guarantees to any other member of the Group.

12.1.13

Further Assurance    The Borrower shall, at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.

12.1.15

Insurance    The Borrower shall procure that all of the assets, operation and liability of the members of the Group are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessel, in accordance with the terms of the Security Documents.

12.1.16

Merger and Demerger    The Borrower shall not enter into any amalgamations, merger, demerger or corporate restructuring without the prior written consent of all Lenders (such consent not to be unreasonably withheld).

12.1.17	Change of Control The Borrower shall procure that throughout the Facility Period there is no Change of Control with respect to any Security Party.

12.1.18	Transfer of Assets The Borrower shall not sell or transfer any of its material assets other than:

(a)	on arm’s length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(b)	on arm’s length terms to its Affiliates, which are and remain members of the Group.

12.1.19	Change of Business Except as expressly permitted under the Security Documents, the Borrower shall not carry on any business, other than that of owning, chartering and operating the Vessel.

12.1.20	Acquisitions The Borrower shall not make any acquisitions or investments without the prior written consent of the Majority Lenders.

12.1.21	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of

(c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.22

New borrowings    The Borrower shall not incur or create any new Financial Indebtedness, other than Permitted Financial Indebtedness and normal trade credits in the ordinary course of business, without the prior written consent of the Majority Lenders.

12.1.23

Dividends    The Borrower shall not pay any dividends or make other distributions to its shareholders at any time after the occurrence of an Event of Default which remains unremedied or unwaived or if the payment of such dividends or distributions would result in an Event of Default.

12.1.24

Negative Pledge    The Borrower shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of its assets (including but not limited to the Vessel and the Insurances) other than a Permitted Encumbrances.

12.1.25	Application of FATCA The Borrower shall promptly notify the Agent if any Security Party becomes or ceases to be a FATCA FFI or a US Tax Obligor.

12.1.26

Management of Vessel    The Borrower shall ensure that (a) the Vessel is at all times technically and commercially managed by an Approved Manager and (b) at any time that the Approved Manager of the Vessel is not an Affiliate of Teekay or TGP, such Approved Manager provides a written confirmation confirming that, among other things, following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Manager against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.

12.1.27

Certificate of Financial Responsibility    The Borrower shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America.

12.1.28

Registration    The Borrower shall not change or permit a change to the flag of the Vessel during the Facility Period other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.29

Performance of Obligations    The Borrower shall comply with the material provisions of all material agreements in relation to the Vessel to which the Borrower is a party (including, but not limited to, the Bareboat Charter).

12.1.30	Enforcement of Obligations The Borrower shall take all reasonable steps to enforce its rights under the Bareboat Charter and any other agreements relating to the Vessel to which it is a party.

12.1.31

No Material Amendment to Project Agreements    The Borrower shall not agree to any material amendment to the terms of or termination of any of the Project Agreements (including, but not limited to, any amendment to the purchase obligation of the Bareboat Charterer contained in Clause 7 of the Additional Clauses to the Bareboat Charter) to which it is a party without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

12.1.32

Restricted Persons    The Borrower understands that the Finance Parties are prohibited to conclude transactions or finance transactions with any persons, entities or any other parties (hereinafter collectively referred to as “Restricted Persons”) (i) subject to any economic and trade sanctions administrated by the United Nations (“UN”), the European Union (“EU”), the state Secretariat for Economic Affairs (“SECO”) of Switzerland and the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), (ii) owned or controlled by entities or any other parties as defined in (i) hereinbefore.

The Borrower confirms that based on appropriate due diligence it shall not transfer or provide the benefits of any money, proceeds or services provided by or received from the Lenders to such Restricted Persons or conduct any business activity prohibited by one of the sanctions programs mentioned hereinbefore such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement related to the Vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lenders.

12.1.33

TGP Listing    The Borrower shall procure that throughout the Facility Period TGP maintains its listing as a publicly-traded master limited partnership on the New York Stock Exchange or such other recognised stock exchange reasonably acceptable to the Agent (acting on the instructions of the Lenders).

12.1.34

No dealings with Master Agreements    Except as otherwise permitted under the Finance Documents, the Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreements, nor enter into any interest rate exchange or hedging agreement with anyone other than a Swap Provider.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1

Borrower’s Failure to Pay under this Agreement    The Borrower fails to pay any amount due from it under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrower can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error by the Agent or an error in the banking system or a Disruption Event, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement; or

13.1.2

Misrepresentation    Any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3

Specific Covenants    A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under Clauses 12.1.2, 12.1.7, 12.1.25, 12.1.27 or 12.1.29; or

13.1.4	Financial Covenants the Guarantor is in breach of the financial covenants set out in Clause 3.2 of the Guarantee at any time; or

13.1.5	De-listing The Guarantor is de-listed from the New York Stock Exchange for any reason whatsoever; or

13.1.6

Other Obligations    A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in Clause 13.1.3, or Clause 13.1.4) and such failure is not remedied within 30 days after the Agent has given notice thereof to the Borrower; or

13.1.7

Cross Default    Any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared, or is capable of being declared, to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Guarantor or any of its Subsidiaries (other than the Borrower) is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) of the Borrower is equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency or (iii) of any other Security Party is equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other Currency; or

13.1.8

Insolvency and Rescheduling    A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

13.1.9

Winding-up    A Security Party files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

13.1.10	Execution or Distress

(a)

Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of the Guarantor or any of its Subsidiaries (other than the Borrower) equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of the Borrower equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or in respect of any other Security Party equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount (i) in respect of the Guarantor or any of its Subsidiaries (other than the Borrower) equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of the Borrower equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or in respect of any other Security Party equal to or greater than fifty million Dollars ($50,000,000]) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

13.1.11	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.8, 13.1.9 or 13.1.10; or

13.1.12	Insurances Insurance is not maintained in respect of the Vessel in accordance with the terms of the Security Documents; or

13.1.13

Class    The Vessel has its classification withdrawn by the relevant classification society and if such withdrawal is (in the opinion of the Majority Lenders, acting reasonably) capable of remedy is not reinstated within 21 days; or

13.1.14

Repudiation    Any Security Party repudiates any Finance Document or Project Agreement to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document or Project Agreement; or

13.1.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.16

Illegality    At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.17

Material Adverse Change    At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Finance Documents in the manner provided therein and such change, if capable of remedy, is not so remedied within 30 days of the delivery of a notice confirming such change by the Agent to the relevant Security Party; or

13.1.18

Qualifications of Financial Statements    The auditors of the Group, qualify their report on any audited consolidated financial statements of the Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.19

Master Agreement termination    A notice is validly given by a Swap Provider under section 6(a) of the relevant Master Agreement, or by any person under section 6(b)(iv) of that Master Agreement, in either case designating an Early Termination Date for the purpose of that Master Agreement; or

13.1.20

Conditions Precedent and Subsequent    If (a) any of the conditions set out in Clause 3.1. and Clause 3.3 is not satisfied by the relevant time or such other time period specified by the Agent in its discretion, or (b) any of the conditions set out in Clause 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

13.1.21

Revocation or Modification of consents etc.    If any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Finance Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.22	Cessation of Business and Change of Control

(a)	Any of the Security Parties ceases, or threatens to cease, to carry on all or a substantial part of its business; or

(b)	a Change of Control occurs with respect to any of the Security Parties; or

13.1.23

Curtailment of Business    if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.24	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

13.1.25	Challenge to Registration if the registration of the Vessel or the Mortgage becomes void or voidable or liable to cancellation or termination;

13.1.26

War    if the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

13.1.27	Notice of Termination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee; or

13.1.28	Environmental Matters

(a)

any Environmental Claim is pending or made against the Borrower or any of the Borrower’s Environmental Affiliates or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect.

(b)	any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.29

Arrest of Vessel    any capture, arrest, seizure, confiscation, detention or similar proceeding is commenced against the Vessel in any jurisdiction and not released within thirty (30) Business Days from such capture, arrest, seizure, confiscation, detention or similar proceeding; or

13.1.30

Loss of Property    all or a substantial part of the business or assets of any Security Party is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect; or

13.1.31	Termination or material breach If:

(a)	any of the Management Agreements is terminated unless any such Management Agreement is replaced by a new Management Agreement with an Approved Manager within thirty (30) days of such termination; or

(b)

any of the Project Agreements is breached by a Security Party in a manner that gives rise to a right to terminate such Project Agreement or treat it as repudiated by the relevant counterparty or any of its Affiliates.

13.1.32

Sanctions    Any Security Party, any Affiliate of any Security Party, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party.

13.2

Acceleration    If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrower cancel any part of the Maximum Amount not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.

14	Assignment and Sub-Participation

14.1

Lenders’ rights    A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or to any other Lender (or an Affiliate of another Lender) or (subject to the prior written consent of the Guarantor, such consent not to be unreasonably withheld but not to be required at any time after an Event of Default which is continuing unremedied or unwaived) to any other bank or financial institution, or any trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets, and may grant sub-participations in all or any part of its Commitment in the Loan. Where the consent of the Guarantor is required, the Guarantor shall be deemed to have given their consent if no express refusal is given within five (5) Business Days.

14.2

Borrower’s co-operation    The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection including, but not limited to, re-executing any Security Documents (if required); and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan and the Relevant Documents which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

14.3

Rights of assignee    Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender provided that an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4

Transfer Certificates    If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1

to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3

the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

provided that    the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of five thousand Dollars.

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower and the Lenders a copy of that Transfer Certificate.

14.5

Finance Documents    Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7

Security over Lenders’ rights    In addition to the other rights provided to Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

14.7.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

14.7.2

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

15	The Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent and/or security trustee under and in connection with the Finance Documents.

15.1.2

Each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3

Each Swap Provider appoints the Agent to act as its security trustee for the purposes of the Security Documents and authorises the Agent to exercise the right, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.2	Authority Each Lender and each Swap Provider irrevocably authorises the Agent and the Agent hereby agrees (subject to Clauses 15.5.1, 15.24 and this Clause 15.2):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document;

15.2.4

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document; and

The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the reasonable opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3

Trust    The Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Agent shall be performed and exercised in accordance with this Clause 15.3. The Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1

the Agent and any attorney, agent or delegate of the Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2

the other Finance Parties acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

15.4	Required consents

15.4.1

Subject to Clause 15.5 any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

15.4.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 15.

15.4.3

Without prejudice to the generality of Clause 15.14.4, the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

15.5	Exceptions

15.5.1	An amendment, waiver or (in the case of a Finance Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders” and “Proportionate Share” in Clause 1.1;

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

an increase in any Commitment under the Loan, an extension of the Final Availability Date or any requirement that a cancellation of Commitments under the Loan reduces the Commitments of the Lenders under the Loan rateably;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2, Clause 14, this Clause 15 or Clause 23;

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed in accordance with Clause 10.7; or

(i)

the release of the Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

15.5.2

An amendment or waiver which relates to the rights or obligations of the Agent or the MLAs or the Bookrunner or the Swap Providers (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the MLAs or the Bookrunner or the Swap Providers.

15.6	Excluded Commitments

If:

15.6.1

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within twenty (20) Business Days of that request being made; or

15.6.2

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clauses 15.5.1(b), 15.5.1(c) and 15.5.1(e) or other or such a vote within twenty (20) Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(a)

its Commitment(s) under the Loan shall not be included for the purpose of calculating the aggregate of the Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of aggregate of the Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

15.7	Replacement of Lender

15.7.1	If:

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 15.7.4);

(b)

the Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 6.1 or to pay additional amounts pursuant to Clause 17.3, Clause 8.11.1 or Clause 8.6 to any Lender,

then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

15.7.2	The replacement of a Lender pursuant to this Clause 15.7 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(d)	in no event shall the Lender replaced under this Clause 15.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(e)

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 15.7.1 once it and the Agent are satisfied that they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

15.7.3

A Lender shall perform the checks described in Clause 15.7.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 15.7.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

15.7.4	In the event that:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)

Lenders whose Commitments aggregate more than ninety per cent. (90%) of the aggregate of the Commitments (or, if the aggregate of the Commitments have been reduced to zero, aggregated more than ninety per cent. (90%) of the aggregate of the Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

15.8	FATCA Mitigation

Notwithstanding any other provision to this Agreement, if a FATCA Deduction is or will be required to be made by any Party under Clause 8.14 in respect of a payment to any Lender which is a FATCA FFI (a “FATCA Non-Exempt Lender”), the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or affiliate; or

(b)

(subject to the prior written consent of the Borrower in the case of a transferee which is not already a Lender, such consent not to be unreasonably withheld or delayed) nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

15.9	Disenfranchisement of Defaulting Lenders

15.9.1	For so long as a Defaulting Lender has any Commitment, in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its participation in the Loan it has failed to make available and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

15.9.2	For the purposes of this Clause 15.9, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

15.10	Replacement of a Defaulting Lender

15.10.1

The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer which is either:

(a)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in (a).

15.10.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 15.10 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than thirty (30) Business Days after the notice referred to in Clause 15.10.1;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 15.10.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

15.10.3

The Defaulting Lender shall perform the checks described in Clause 15.10.2 as soon as reasonably practicable following delivery of a notice referred to in Clause 15.10.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

15.11

Liability    Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.12	Acknowledgement Each Lender acknowledges that:

15.12.1

it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.12.2

it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.12.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.12.4

the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.12.

15.13	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.13.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.13.2	the financial condition of any Security Party; nor

15.13.3

the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.13.4

the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.14	The Agent’s rights The Agent may:

15.14.1

assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.14.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.14.3	rely on any document or notice believed by it to be genuine;

15.14.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.14.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.14.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.15	The Agent’s duties The Agent shall:

15.15.1

if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.15.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.16

No deemed knowledge    The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.17

Other business    The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.18

Indemnity    The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Share of the Loan, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising from the Agent’s gross negligence or wilful misconduct.

15.19

Employment of agents    In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.20

Distribution of payments    The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.21

Reimbursement    The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.20 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.22

Redistribution of payments    Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.22 and in Clause 15.23 as the “Excess Amount”) then:

15.22.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.22.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.22.3

the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.22.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.23

Rescission of Excess Amount    If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.22 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.22.3 shall apply only to the retained amount.

15.24

Instructions    Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within five (5) Business Days of the Agent’s request (which request must be in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.24 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.24.

15.25	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.26

“Know your customer” checks    Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.27	Resignation

15.27.1

Subject to a successor being appointed in accordance with this Clause 15.27, the Agent may resign as agent and/or security trustee at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

(a)

with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent appoint a successor to act as agent and/or security trustee or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Agent may appoint any other bank or financial institution as its successor;

(b)	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

(c)	the Agent shall thereupon be discharged from all further obligations as agent and/or security trustee but shall remain entitled to the benefit of the provisions of this Clause 15; and

(d)

the successor of the Agent and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.27.2

The Agent shall resign and the Majority Lenders (after consultation with the Borrower) shall appoint a successor Agent in accordance with Clause 15.27 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under Clause 8.13 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to Clause 8.13 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.28	Replacement of the Agent

15.28.1

After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

15.28.2

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

15.28.3

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 15.28.2 but shall remain entitled to the benefit of this Clause 15 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

15.28.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

15.29

No fiduciary relationship    Except as provided in Clauses 15.3 and 15.20, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

15.30

No other Duties    Notwithstanding anything to the contrary hereunder, neither the Bookrunner nor the MLAs shall have any powers, duties or responsibilities under any of the Finance Documents, except in their respective capacities, as applicable, as the Agent or a Lender.

16	Set-Off

16.1

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2

The rights conferred on a Swap Provider by this Clause 16 shall be, without double counting, in addition to, and without prejudice to or limitation of, the rights of netting and set-off conferred on that Swap Provider by the relevant Master Agreement.

17	Payments

17.1

Payments    Each amount payable by the Borrower under a Finance Document (other than the Master Agreements) shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2

No deductions or withholdings    Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document (other than the Master Agreements) shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, other than FATCA Deductions.

17.3

Grossing-up    If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, other than a FATCA Deduction, or to change the rate or manner in which any required deduction or withholding is made under a Finance Document (other than the Master Agreements), the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4

Evidence of deductions    If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document (other than the Master Agreements), the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5

Rebate    If the Borrower pays any additional amount under Clause 8.11 or Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6

Adjustment of due dates    If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreements, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7

Control Account    The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

17.8	Impaired Agent

17.8.1

If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 17.1 may instead either:

(a)	pay that amount direct to the required recipient(s); or

(b)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

17.8.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

17.8.3

A Party which has made a payment in accordance with this Clause 17.8 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

17.8.4

Promptly upon the appointment of a successor Agent in accordance with Clause 15.28, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 17.8.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 15.20.

17.8.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	it has not given an instruction pursuant to Clause 17.8.4; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

18	Notices

18.1

Communications in writing    Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2

Addresses    The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1

in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Treasury Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1;

18.2.3	in the case of each Swap Providers, those appearing opposite its name in Schedule 1; and

18.2.4	in the case of the Agent, 437 Madison Avenue, New York, NY 10022, United States of America (fax no: +1 212 421 4420) marked for the attention of Head of Shipping, Offshore and Oil Services;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic communication, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4

Notification of address and fax number    Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)

Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means (including by way of the Agent’s Intralinks or Debtdomain system), if the Borrower and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

(c)

The Borrower and each of the Finance Parties confirms that it has consented to the use of the Agent’s Intralinks or Debtdomain systems as an accepted method of communication under or in connection with the Finance Documents and agrees that the Intralinks or Debtdomain system will be the primary method of communication between the Agent, the Borrower and the Finance Parties. The Borrower and each of the Finance Parties acknowledges that a communication via Intralinks or Debtdomain will be effective once the communication is posted to Intralinks or Debtdomain by the Agent.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2

Further Assurance    If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3

Rescission of payments etc.    Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4

Certificates    Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6

Contracts (Rights of Third Parties) Act 1999    A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22	Confidentiality

22.1

Confidential Information    Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 22.2 and Clause 22.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

22.2	Disclosure of Confidential Information Any Finance Party may disclose:

22.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 22.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

22.2.2	to any person:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as agent or security trustee and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)

appointed by any Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 22.2.2(a) or 22.2.2(b);

(e)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 14.7;

(h)	who is a Party; or

(i)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)

in relation to Clauses 22.2.2(a), 22.2.2(b) and 22.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to Clause 22.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)

in relation to Clauses 22.2.2(e), 22.2.2(f) and 22.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

22.2.3

to any person appointed by that Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 22.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

22.3	Disclosure to numbering service providers

22.3.1

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;

(b)	country of domicile of Security Parties;

(c)	place of incorporation of Security Parties;

(d)	date of this Agreement;

(e)	Clause 23;

(f)	the names of the Agent, the Bookrunner and the MLAs;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of the Loan;

(i)	currencies of the Loan;

(j)	type of Loan;

(k)	ranking of the Loan;

(l)	Final Availability Date for the Loan;

(m)	changes to any of the information previously supplied pursuant to (a) to (l); and

(n)	such other information agreed between such Finance Party and that Security Party,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

22.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

22.3.3	The Borrower represents that none of the information set out in Clauses 22.3.1(a) to 22.3.1(n) is, nor will at any time be, unpublished price-sensitive information.

22.3.4	The Agent shall notify the Borrower and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Security Parties; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Security Parties by such numbering service provider.

23	Law and Jurisdiction

23.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.2

Jurisdiction    For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3

Alternative jurisdictions    Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4

Waiver of objections    The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

23.5.1

irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

Part I

The Lenders and the Commitments

The Lenders	Commitments (US$)	The Proportionate Share (%)

Nordea Bank Finland plc, New York Branch 437 Madison Avenue 21st Floor New York NY 10022 United States of America Fax no: +1 212 421 4420 Attn: Henning Christiansen	43,333,333	33.33

Scotiabank Europe plc 201 Bishopsgate, 6th Floor London EC2M 3NS United Kingdom Credit Matters: Alex Papavassiliou / Graeme Stark Tel no:+44 207 826 5687 / +44 207 826 5793 Fax no: +44 207 826 5707 Email: alexios.papavassiliou@scotiabank.com / graeme.stark@scotiabank.com Operations/Administrations: Tony Sposato / Savi Rampat Tel no: +44 207 826 5660 Fax no: +44 207 826 5666 Email: tony.sposato@scotiabank.com / savi.rampat@scotiabank.com	43,333,333	33.33

Commonwealth Bank of Australia, London Branch Level 3, Senator House 85 Queen Victoria Street London EC4V 4HA United Kingdom Credit Matters: Simon Baker / David Giacalone Tel no:+44 207 710 3607 / +1 212 848 9210 Fax no: +44 207 329 6611 Email: simon.baker2@cba.com.au / giacad@cba.com.au	43,333,333	33.33

Operations/Administrations:

Roy Nasse

Tel no: +44 207 710 3930

Fax no: +44 207 710 3939

Email: nasserp@cba.com.au

Part II

The Swap Providers

Nordea Bank Finland plc, New York Branch

437 Madison Avenue

New York, NY 10022, US

Attention: Colin Williams-Hawkes

Facsimile: +1 (212) 421 4420

Operations/Administrations:

Nordea Bank Finland plc

Customer Operations Markets

Postbox 850

DK-0900 Copenhagen C

DENMARK

Telephone: +45 33 33 67 45

Facsimile: +45 33 33 67 09

E-mail: dkfx.reconfirm@nordea.com

Scotiabank Europe plc

201 Bishopsgate, 6th Floor

London EC2M 3NS

United Kingdom

Credit Matters:

Alex Papavassiliou / Graeme Stark

Tel no:+44 207 826 5687 / +44 207 826 5793

Fax no: +44 207 826 5707

Email: alexios.papavassiliou@scotiabank.com / graeme.stark@scotiabank.com

Operations/Administrations:

Tony Sposato / Savi Rampat

Tel no: +44 207 826 5660

Fax no: +44 207 826 5666

Email: tony.sposato@scotiabank.com / savi.rampat@scotiabank.com

Commonwealth Bank of Australia, London Branch

Level 3, Senator House

85 Queen Victoria Street

London EC4V 4HA

United Kingdom

Attention: Mark Baillie / Alexandra Theobold

E-mail: CRSLondon@cba.com.au

Schedule 2

Conditions Precedent and Subsequent

Part I

Conditions precedent to Execution Date

1	Security Parties

(a)

Constitutional Documents    Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Finance Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution (or of an extract of a resolution) of the board of directors of each Security Party (or its sole member or general partner):

(iv)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents; and

(v)	authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)

Shareholder resolutions    If required by any legal advisor to the Agent, a copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

(e)

Officer’s certificates    A certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of each Security Party (or its sole member or general partner) and, save in the case of the Guarantor, the proportion of shares held by each shareholder (or sole member or general partner).

(f)

Powers of attorney    The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Other documents and evidence

(a)

Other authorisations    A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(b)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Drawdown Date.

(c)

“Know your customer” documents    Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II

Conditions precedent to Drawdown Date

1	Bareboat Charterer

(a)

Constitutional Documents    Copies of the constitutional documents of the Bareboat Charterer together with such other evidence as the Agent may reasonably require that the Bareboat Charterer is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Finance Documents to which it is or is to become a party.

(b)	Certificate of good standing A certificate of good standing in respect of the Bareboat Charterer (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution (or of an extract of a resolution) of the board of directors of the Bareboat Charterer (or its sole member or general partner):

(vi)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents; and

(vii)	authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)

Shareholder resolutions    If required by any legal advisor to the Agent, a copy of a resolution signed by all the holders of the issued shares in the Bareboat Charterer, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

(e)

Power of attorney    The notarially attested and legalised (where necessary for registration purposes) power of attorney of the Bareboat Charterer under which any documents are to be executed or transactions undertaken by that Bareboat Charterer.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a duly authorised representative of the Borrower (where possible), of:

(i)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(ii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Borrower to the Bareboat Charterer under the Bareboat Charter;

(iii)	the Management Agreement (if any);

(iv)	the Vessel’s current SMC;

(v)	the ISM Company’s current DOC;

(vi)	the Vessel’s current ISSC;

(vii)	the Vessel’s current IAPPC;

(viii)	the Vessel’s current Tonnage Certificate,

in each case together with all addenda, amendments or supplements.

(b)

Evidence of Borrower’s title    Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

(c)

Evidence of insurance    Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by BankAssure Insurances Services Inc.

(d)

Confirmation of class    A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Det Norske Veritas or such other classification society as may be acceptable to the Agent free of overdue recommendations affecting class.

(e)

Security Documents    The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(f)

Mandates    Such duly signed forms of mandate, duly completed account agreement, resolutions, signature card, passport copies and/or other evidence of the opening of the Earnings Account, as the Agent may require (acting reasonably).

(g)

Manager’s confirmation    The written confirmation of any Approved Manager (which is not an Affiliate of Teekay or TGP) that it will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of the Vessel to any third party that is not Teekay or the Bareboat Charterer or an Affiliate of either Teekay or the Bareboat Charterer and confirming that, following the occurrence of an Event of Default, all claims of such Approved Manager against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.

(h)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(i)

Project Agreements    A photocopy, certified as true, accurate and complete by a duly authorised representative of the Borrower, of each of the Project Agreements (other than the Management Agreements in respect of which a copy shall be deemed satisfactory) in each case together with all addenda, amendments or supplements.

(j)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in Part I of Schedule 2.

3	Legal opinions

Legal opinions of the legal advisers addressed to the Agent (but permitting reliance by the Lenders) in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Drawdown Date, or confirmation satisfactory to the Agent that such an opinion will be given, namely:

(a)	an opinion on matters of English law from Stephenson Harwood LLP; and

(b)	an opinion on matters of Marshall Islands from Watson, Farley & Williams LLP;

(c)	an opinion on matters of Norwegian law from Wikborg Rein; and

(d)	an opinion on matters of New York law from Seward & Kissel LLP.

4	Other documents and evidence

(a)	Drawdown Notice The duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)

Other authorisations    A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 9 have been paid or will be paid by the Drawdown Date.

(f)	Structure Chart A certified copy of the Structure Chart.

(g)

“Know your customer” documents    Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents and has not already been provided to the Agent under Part I of this Schedule 2.

(h)	Valuation One (1) Valuation in acceptable form.

5	Certificate of ownership

(a)	A certificate from Teekay that (either directly or indirectly) it owns and controls a minimum of fifty one per cent (51%) of the voting rights in Teekay GP L.L.C., the general partner of TGP.

(b)	A certificate from Teekay GP L.L.C. that it owns a minimum of fifty one per cent (51%) of the general partnership interests in TGP.

(c)

A statement from each of TGP and Teekay confirming that (either directly or indirectly) it owns and controls (i) ninety nine per cent (99%) and (ii) one per cent (1%) respectively of the membership interests and voting rights in the Borrower.

Part III

Conditions subsequent

1

Letters of undertaking    Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

2	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

4	Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of [ ] within the statutory time limit.

Schedule 3

Form of Drawdown Notice

To:	Nordea Bank Finland plc, New York Branch

From:	Wilpride L.L.C.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated                     2014 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the sum of [                                                 ] to us on 2014, which is a Business Day, by paying the amount of the advance to [                                ].

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement save those contained in Clauses 11.2, 11.7 and 11.19 are true and correct at the date of this Drawdown Notice and will be true and correct on                     2014, that no Default has occurred and is continuing unremedied or unwaived, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [            ] months as the first Interest Period.

Yours faithfully

...........................

For and on behalf of

Wilpride L.L.C.

Schedule 4

Form of Transfer Certificate

To:	Nordea Bank Finland plc, New York Branch

Transfer Certificate

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated [            ] 2013, on the terms and subject to the conditions of which a secured term loan facility was made available to Wilpride L.L.C., by a syndicate of banks on whose behalf you act as agent and security trustee.

1

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3

The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information;

5.3

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party; and

5.4	it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer.

6

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7

The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8

The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2

support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

The Schedule

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

Nordea Bank Finland plc, New York Branch as Agent

By:

Date:

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

Signed by as duly authorized for and on behalf of Wilpride L.L.C. in the presence of:	) ) ) ) )

Signed by as duly authorized for and on behalf of Nordea Bank Finland plc, New York Branch (as Agent) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Nordea Bank Finland plc, New York Branch (as a Lender) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Scotiabank Europe plc (as a Lender) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Commonwealth Bank of Australia, London Branch (as a Lender) in the presence of:	) ) ) ) ) ) )

Signed by as duly authorized for and on behalf of Nordea Bank Finland plc, New York Branch (as an MLA) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Scotiabank Europe plc (as an MLA) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Commonwealth Bank of Australia, London Branch (as an MLA) in the presence of:	) ) ) ) ) ) )

Signed by as duly authorized for and on behalf of Nordea Bank Finland plc, New York Branch (as Swap Provider) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Scotiabank Europe plc (as Swap Provider) in the presence of:	) ) ) ) ) )

Signed by as duly authorized for and on behalf of Commonwealth Bank of Australia, London Branch (as Swap Provider) in the presence of:	) ) ) ) ) ) )